Exhibit 28(h)(2)

SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 23rd day of September, 2016, by and between PERMANENT PORTFOLIO FAMILY OF FUNDS, a Delaware statutory trust (“Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”). PACIFIC HEIGHTS ASSET MANAGEMENT, LLC, a limited liability company and the investment adviser to the Trust (“Adviser”), is a party hereto with respect to Section 3 only. This Agreement supersedes and replaces in its entirety the Sub-Administration Servicing Agreement dated May 27, 2016, among the Trust, the Adviser and USBFS.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series and classes, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Adviser serves as the investment adviser for the Trust and is duly registered under the Investment Advisers Act of 1940, as amended, any applicable state securities laws, as an investment adviser;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each series listed in Exhibit A, together with all other series subsequently established by the Trust and made subject to this Agreement are herein referred to as a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Trust hereby appoints USBFS as administrator of the Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to each Fund:

A.	Blue Sky Compliance:

(1)

Prepare and file with the appropriate state securities’ authorities any and all required compliance filings relating to the qualification of the securities of the Funds so as to enable the Funds to make a continuous offering of their shares in all states and applicable U.S. territories.

(2)	Monitor status and maintain registrations in each state and applicable U.S. territories.

(3)	Provide updates regarding material developments in state securities regulation.

B.	Performance Reporting:

(1)

Compute and report at least monthly the investment performance of each Fund as may be mutually agreed upon from time to time by the parties to this Agreement. Such investment performance shall include, but is not limited to, pre- and post-tax average annual total returns.

(2)	Provide returns of appropriate broad-based securities market indices for the same periods as the Funds.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by written consent of the parties to this Agreement). USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1⁄2%, if any.

4.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals and licenses necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (“Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers, employees, representatives and any person who controls USBFS within the meaning of Section 15 of the Securities Act of 1933, as amended (“Securities Act”).

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, or from any allegations that the services provided by USBFS misappropriates, infringes and/or violates the Trust’s use of the USBFS services in accordance with the terms of this Agreement and/or constitutes a misappropriation, infringement and/or violation of any intellectual property right of any party. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers, employees, representatives and any person who controls the Trust within the meaning of Section 15 of the Securities Act.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts USBFS’ services under this Agreement. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities, books and records maintained on behalf of the Trust, policies, procedures, internal controls, training materials, operational and security reviews, business continuity plan(s) and/or disaster recovery plan(s) at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, a summary of audit reports prepared internally or rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Trust upon discovery of any material administrative error. A “material administrative error” means any error which the Trust’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Trust compliance, which involves, without limitation: (i) a violation of the federal securities laws by USBFS, its officers, directors and employees, or a violation of the federal securities laws by USBFS’ agents of which USBFS is aware; (ii) a violation of USBFS’ policies and procedures; or (iii) a weakness in the design or implementation of USBFS’ policies and procedures.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that to the extent permitted by law, USBFS shall provide the Trust notice prior to such disclosure, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders to the extent required by applicable law, rule and regulation and shall maintain a program to assess such safeguards and implement appropriate changes in light of increasing threats to information and cybersecurity.

7.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly made available for inspection or surrendered to the Trust or its designee on and in accordance with its request.

8.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to, compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the Sarbanes Oxley Act of 2002, the USA Patriot Act of 2001

and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by the Trust as expressly provided herein. USBFS shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

9.	Terms of Agreement; Amendment

This Agreement shall become effective and the services described in this Agreement to be provided by USBFS will commence on or after September 23rd, 2016 with respect to each Fund listed on Exhibit A and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. This Agreement may be terminated, without the payment of any penalty, by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by any other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

11.	Date Necessary to Perform Services

The Trust or its agent, which may be the Adviser, shall furnish to USBFS, the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.	Subcontracting

USBFS may enter into arrangements with third parties, including for the provision of services contemplated by this Agreement, provided that USBFS is responsible for the compliance of all third parties with the terms of this Agreement (including, but not limited to, responsibility for the compliance by such third parties with the confidentiality requirements set forth in this Agreement). USBFS shall use only competent, qualified, and skilled third parties, and USBFS shall remain fully responsible for the performance or non-performance by any third parties, to the same extent as if USBFS itself performed or failed to perform such services. USBFS shall not be relieved of liability for any of its obligations under this Agreement as a result of subcontracting or outsourcing any of its obligations.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust, accompanied by the authorization or approval of the Board of Trustees.

14.	Insurance

USBFS shall at all times maintain, at its expense, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by it under this Agreement. USBFS shall furnish the Trust a summary of applicable insurance coverage.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

16.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, Wisconsin 53202

Attn: Michael R. McVoy, Executive Vice President

and notice to the Trust shall be sent to:

Permanent Portfolio Family of Funds

600 Montgomery Street, Suite 4100

San Francisco, California 94111

Attn: Michael J. Cuggino, President and Secretary

notice to the Adviser shall be sent to:

Pacific Heights Asset Management, LLC

600 Montgomery Street, Suite 4100

San Francisco, California 94111

Attn: Michael J. Cuggino, President and Chief Executive Officer

18.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

19.	Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PERMANENT PORTFOLIO FAMILY OF FUNDS (on behalf of each of the Funds individually and not jointly)		U.S. BANCORP FUND SERVICES, LLC

By:		By:
Name:	Michael J. Cuggino	Name:	Michael L. Ceccato
Title:	President and Secretary	Title:	Senior Vice President

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

(with respect to Section 3 only)

By:
Name:	Michael J. Cuggino
Title:	President and Chief Executive Officer

Exhibit A

to the

Fund Sub-Administration Servicing Agreement

Fund Names

Current Symbol	Current Tax ID #	Current Fund Name	Current CUSIP #	Current Share Class
PRPFX	942788165	Permanent Portfolio Class I	714199106	No Load
PAGRX	680207159	Aggressive Growth Portfolio Class I	714199304	No Load
PRVBX	680263477	Versatile Bond Portfolio Class I	714199403	No Load
PRTBX	680133879	Short-Term Treasury Portfolio Class I	714199205	No Load
PRPDX	942788165	Permanent Portfolio Class A	714199148	Class A
PRPHX	942788165	Permanent Portfolio Class C	714199189	Class C
PAGDX	680207159	Aggressive Growth Portfolio Class A	714199346	Class A
PAGHX	680207159	Aggressive Growth Portfolio Class C	714199387	Class C
PRVDX	680263477	Versatile Bond Portfolio Class A	714199445	Class A
PRVHX	680263477	Versatile Bond Portfolio Class C	714199486	Class C

A-1

Exhibit B to the Sub-Administration Servicing Agreement

Fee Schedule at September, 2016